Exhibit 107.1

Calculation of Filing Fee Tables

Form SF-3

(Form Type)

American Express Receivables Financing Corporation III LLC

(Depositor)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(a)	Maximum Aggregate Offering Price(a)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Asset-Backed Securities	Asset-Backed Certificates	457(o)	$1,000,000	100%	$1,000,000	$92.70 per million	$92.70

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,000,000		$92.70

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$92.70

(a)	Estimated solely for purposes of calculating the registration fee.